Exhibit 99.2

Helius Medical Technologies, Inc. Announces Closing of $11.0 Million Underwritten Public Offering and Full Exercise of Over-Allotment Option

NEWTOWN, Pa., February 1, 2021 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (TSX:HSM) (“Helius” or the “Company”), a neurotech company focused on neurological wellness, announced today the closing of an underwritten public offering of units for gross proceeds of approximately $11.0 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Helius.

The offering is comprised of Units, priced at a public offering price of $14.82 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock at an exercise price of $16.302 per share that expires on the fifth anniversary of the date of issuance.

The securities comprising the units are immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc. acted as the sole bookrunning manager of the offering.

A total of 744,936 shares of common stock and warrants to purchase up to 372,468 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-251804), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on January 27, 2021 and an additional registration statement on Form S-1 (File No. 333-252495) filed pursuant to Rule 462(b), which became effective on January 27, 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering was filed by Helius with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th floor, New York, NY 10019 by email at prospectus@ladenburg.com.

In respect of the public offering, the Company is relying on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the Toronto Stock Exchange will not apply its standards to certain transactions involving eligible interlisted issuers on a recognized exchange, such as the Nasdaq Capital Market.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a neurotech company focused on neurological wellness. The Company’s purpose is to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself. The Company’s first commercial product is the Portable Neuromodulation Stimulator (PoNSTM). For more information, visit www.heliusmedical.com.

About the PoNS™ Device and PoNS Treatment™

The Portable Neuromodulation Stimulator (PoNS™) is authorized for sale in Canada as a class II, non-implantable, medical device intended as a short term treatment (14 weeks) of gait deficit due to symptoms from multiple sclerosis (MS), and chronic balance deficit due to mild-to-moderate traumatic brain injury (mmTBI) and is to be used in conjunction with physical therapy. The PoNS™ is an investigational medical device in the United States, the European Union (“EU”), and Australia (“AUS”). The device is currently under review for de novo classification and clearance by the FDA. It is also under premarket review by the AUS Therapeutic Goods Administration. PoNS™ is currently not commercially available in the United States, the European Union or Australia.

Investor Relations Contact:

Westwicke Partners on behalf of Helius Medical Technologies, Inc.
Mike Piccinino, CFA
443-213-0500
investorrelations@heliusmedical.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.